Exhibit 21.1

Subsidiaries of

Apple Hospitality Five, Inc.

At December 31, 2006

(The state of incorporation or organization of each subsidiary is Virginia)

A.	Direct Subsidiaries

AHF Baton Rouge GP, Inc.

AHF Baton Rouge LP, Inc.

AHF Harlingen GP, Inc.

AHF Harlingen LP, Inc.

AHF Nevada, Inc.

Apple Five Tennessee, Inc.

AHF Texas GP, Inc.

AHF Texas LP, Inc.

AHF Westbury, Inc.

Apple Hospitality Air, LLC

Apple Hospitality Five Management, Inc.

WMB1, LLC

B.	Indirect Subsidiaries (held through direct subsidiaries or other indirect subsidiaries)

AHF Baton Rouge Limited Partnership

AHF Harlingen Limited Partnership

AHF Texas Limited Partnership

AHF Services General, Inc.

AHF Services General II, Inc.

AHF Services Limited, Inc.

AHF Services Limited II, Inc.

AHF Services Limited Partnership

AHF Services II Limited Partnership

AHF Services III Limited Partnership

AHF Services Vienna, Inc.

AHF Services Westbury, Inc.